Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530

FOR IMMEDIATE RELEASE

PACCAR Achieves Excellent Quarterly Revenues and Earnings

Record Truck Deliveries and Strong Aftermarket Sales Drive Results

October 23, 2018, Bellevue, Washington – “PACCAR reported excellent revenues and net income for the third quarter of 2018,” said Ron Armstrong, chief executive officer. “PACCAR’s third quarter results reflect strong global truck demand, record truck production, record market share in Europe, and excellent global aftermarket parts results. I am very proud of our 28,000 employees who have delivered industry-leading products and services to our customers.”

PACCAR achieved net income of $545.3 million ($1.55 per diluted share) in the third quarter of this year, 35% higher than the net income of $402.7 million ($1.14 per diluted share) earned in the same period last year. Third quarter net sales and financial services revenues were $5.76 billion, 14% higher than the $5.06 billion reported in the third quarter of 2017. Third quarter results benefited from one-time tax items, offset by lower truck margins due to the normal DAF factory summer shutdown and costs associated with supplier parts shortages in North America.

Net sales and financial services revenues for the first nine months of 2018 were $17.22 billion compared to $14.00 billion last year. PACCAR earned $1.62 billion ($4.59 per diluted share) for the first nine months of 2018. The company reported net income of $1.09 billion ($3.08 per diluted share) in the first nine months of last year. PACCAR achieved an excellent 9.5% after-tax return on revenues in the third quarter and 9.4% in the first nine months of 2018.

Ron Armstrong shared, “Customer demand for Kenworth, Peterbilt and DAF trucks is at record levels. Kenworth and Peterbilt have received more than double the number of U.S. and Canada Class 8 orders in the first nine months of this year, compared to the same period last year. PACCAR truck backlogs are very strong, with Kenworth and Peterbilt production scheduled well into next year.”

PACCAR Repurchases Common Shares

PACCAR repurchased 906,100 of its common shares for $59.0 million in the third quarter. Stock repurchases of $241.0 million remain under the current $300 million program authorized by the PACCAR Board of Directors. “The stock repurchase program reflects PACCAR’s ongoing excellent business performance and the Board’s confidence in PACCAR’s future business growth,” said Mark Pigott, PACCAR executive chairman.

Financial Highlights – Third Quarter 2018

Highlights of PACCAR’s financial results for the third quarter of 2018 include:

•	Consolidated sales and revenues of $5.76 billion.
•	Net income of $545.3 million.
•	PACCAR Parts pre-tax income of $188.5 million.
•	Financial Services pre-tax income of $78.8 million.
•	Manufacturing cash and marketable securities of $3.79 billion.
•	Cash generated from operations of $728.7 million.
•	Record stockholders’ equity of $9.17 billion.

Financial Highlights – Nine Months 2018

Highlights of PACCAR’s financial results for the first nine months of 2018 include:

•	Consolidated sales and revenues of $17.22 billion.
•	Net income of $1.62 billion.
•	PACCAR Parts pre-tax income of $574.8 million.
•	Financial Services pre-tax income of $218.7 million.
•	Cash generated from operations of $1.93 billion.
•	Medium-term note issuances of $2.06 billion.

Strong Global Truck Markets

Class 8 truck industry retail sales for the U.S. and Canada are expected to be in a range of 280,000-290,000 vehicles in 2018, 31% higher than in 2017. Class 8 truck industry retail sales in 2019 for the U.S. and Canada are estimated to be in a range of 280,000-310,000 vehicles, which would be one of the strongest markets in history. “Customers are benefiting from the strong U.S. economy and the excellent operating efficiency of Peterbilt and Kenworth trucks,” said Gary Moore, PACCAR executive vice president.

“Customer demand for DAF XF and CF vehicles, ‘International Truck of the Year 2018,’ has propelled DAF’s year-to-date above 16-tonne market share to a record 16.6%, compared to 15.1% during the same period last year,” said Preston Feight, PACCAR executive vice president. “DAF is the market share leader in the above 16-tonne truck segment in the United Kingdom, Netherlands, Belgium, Poland, Hungary, and Czech Republic, and is the leading import brand in Germany.” It is estimated that European truck industry registrations in the above 16-tonne segment will be in the range of 310,000-320,000 units this year, the third best market in history. Registrations in 2019 are projected to result in another excellent market, in the range of 290,000-320,000 trucks.

DAF Displays Electric and Hybrid Vehicles at IAA 2018 Truck Show

DAF highlighted its leadership in fuel efficiency and advanced powertrain technology by displaying a full range of innovative vehicles at the IAA truck show in Hannover, Germany. DAF showcased its CF Electric and LF Electric heavy- and medium-duty urban distribution vehicles. DAF also presented its CF Hybrid vehicle with the PACCAR MX-11 engine that delivers zero emissions in urban areas.

The DAF CF Electric trucks are field testing with customers this year. Harry Wolters, DAF president and PACCAR vice president, noted, “Throughout DAF’s 90-year history, state-of-the-art product design and thorough validation processes have driven innovative transportation solutions and industry-leading product quality.”

DAF LF Electric, CF Electric and CF Hybrid Trucks

Kenworth Launches New W990 Truck

Kenworth introduced the W990, its new conventional truck, in September. The Kenworth W990 is designed to maximize performance in many customer applications including over-the-road and vocational. The Kenworth W990 features the PACCAR MX-13 engine rated up to 510-hp and 1,850 lb-ft of torque, the 12-speed PACCAR automated transmission, PACCAR tandem rear axles, and the Kenworth TruckTech+ connected truck system. “The Kenworth W990’s excellent operating performance, timeless styling and premium quality deliver a new industry classic,” said Mike Dozier, Kenworth general manager and PACCAR vice president.

Kenworth W990 Truck

PACCAR Parts Achieves Strong Results and Opens Toronto Parts Distribution Center

PACCAR Parts achieved pre-tax profit of $188.5 million in the third quarter of 2018, 24% greater than the $151.8 million earned in the third quarter of 2017. Third quarter 2018 revenues were $960.1 million, 14% higher than the $840.0 million achieved in the third quarter last year. PACCAR Parts achieved pre-tax profit of $574.8 million in the first nine months of 2018, compared to $453.8 million in the first nine months of 2017. PACCAR Parts’ nine-month revenues were $2.87 billion, compared to $2.45 billion for the same period last year.

“PACCAR Parts’ outstanding sales and profit growth have been driven by investments in new parts distribution centers (PDCs), innovative programs such as national fleet services and PACCAR Genuine and TRP all-makes parts, and a larger PACCAR MX engine parc,” said David Danforth, PACCAR Parts general manager and PACCAR vice president.

PACCAR Parts Distribution Center in Toronto, Canada

PACCAR Parts opened its new 160,000 square-foot PDC in Toronto this month. The PDC provides enhanced aftermarket support for dealers and customers in Central and Eastern Canada.

Capital Investment and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet and intense focus on quality have enabled the company to invest $6.1 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments are estimated to be $425-$475 million and research and development expenses are expected to be $300-$310 million in 2018. PACCAR estimates that it will invest $525-$575 million in capital projects and $300-$330 million in research and development expenses in 2019.

“The company is investing in new truck models, integrated powertrains including diesel, electric, hybrid, and hydrogen fuel cell technologies, aerodynamic truck designs, advanced driver assistance systems, enhanced manufacturing and parts distribution facilities and innovative aftermarket support programs,” said Harrie Schippers, PACCAR president and chief financial officer.

DAF Honored as Brasil’s Leading Truck Brand for Three Consecutive Years

DAF Trucks was honored by Fenabrave, the Brasilian national dealer association, with the “Truck Brand of the Year” award for the third consecutive year. Fenabrave’s members include dealers of all truck manufacturers competing in the Brasil market. “We are proud to earn this honor from Fenabrave in 2016, 2017 and 2018. DAF Brasil produces industry-leading quality trucks and has an outstanding dealer network,” commented Marco Davila, PACCAR vice president. “DAF has increased its market share in the above 40-tonne truck segment in each of the last five years, achieving 6.7% year-to-date market share this year.”

PACCAR has had a strong presence in South America for over 30 years. PACCAR is investing over $50 million in the region in new truck products, DAF factory enhancements and a new PDC in Brasil. PACCAR Parts recently opened a PDC in Panama City, Panama to enhance parts availability for dealers and customers. Mike Kuester, PACCAR assistant vice president, said, “Our South American dealers have invested over $35 million in their dealerships and opened 16 TRP stores across the region to drive sales growth of premium-quality Kenworth and DAF trucks and aftermarket parts.”

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) offers competitive retail financing to Peterbilt, Kenworth and DAF dealers and customers. PFS has a portfolio of 192,000 trucks and trailers, with total assets of $14.09 billion. PacLease, a major full-service truck leasing company in North America and Europe, with a fleet of 37,000 vehicles, is included in this segment.

PFS achieved good profits during the third quarter and first nine months of 2018 due to excellent portfolio performance and higher used truck pricing. PFS earned $78.8 million in the third quarter this year compared to $70.6 million earned in the same period last year. Third quarter 2018 revenues were $339.9 million compared to $328.2 million in the same quarter of 2017. For the nine-month period, PFS pre-tax income was $218.7 million in 2018 compared to $189.8 million last year. Nine-month revenues were $1.01 billion in 2018 compared with $936.7 million for the same period a year ago.

“PFS’ portfolio performed well during the third quarter of 2018,” said Bob Bengston, PACCAR senior vice president. “Demand for used trucks has been buoyant this year due to strong U.S. economic and freight growth. Kenworth and Peterbilt used truck values increased more than 10% in the third quarter compared to the same period last year. Kenworth and Peterbilt truck resale values continue to command a 10-20% premium over competitors’ trucks.”

PFS provides leading-edge technology solutions, excellent customer service and dedicated support to the transportation industry. “Kenworth, Peterbilt and DAF dealers and customers appreciate the ease of doing business with PFS,” said Todd Hubbard, PACCAR Financial president. PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS profitably supports the sale of PACCAR trucks in 24 countries on four continents.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 23, 2018, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through October 30, 2018.  PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017*	2018	2017*
Truck, Parts and Other:
Net sales and revenues	$5,416.9	$4,731.5	$16,205.9	$13,065.1
Cost of sales and revenues	4,653.6	4,055.6	13,836.4	11,210.5
Research and development	72.9	67.0	225.6	194.1
Selling, general and administrative	124.2	116.5	388.3	342.8
Interest and other (income), net	(7.4)	(9.8)	(42.5)	(35.7)

Truck, Parts and Other Income Before Income Taxes	573.6	502.2	1,798.1	1,353.4

Financial Services:
Revenues	339.9	328.2	1,010.1	936.7
Interest and other	227.5	224.5	686.4	648.5
Selling, general and administrative	29.3	28.4	90.2	81.0
Provision for losses on receivables	4.3	4.7	14.8	17.4

Financial Services Income Before Income Taxes	78.8	70.6	218.7	189.8
Investment income	16.4	9.0	41.0	25.8

Total Income Before Income Taxes	668.8	581.8	2,057.8	1,569.0
Income taxes	123.5	179.1	440.8	483.0

Net Income	$545.3	$402.7	$1,617.0	$1,086.0

Net Income Per Share:
Basic	$1.55	$1.14	$4.60	$3.09
Diluted	$1.55	$1.14	$4.59	$3.08

Weighted Average Shares Outstanding:
Basic	350.7	351.9	351.6	351.7
Diluted	351.5	352.9	352.5	352.8

Dividends declared per share	$.28	$.25	$.81	$.74

* On January 1, 2018, the Company adopted ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This ASU requires defined benefit pension plan's net non-service component expenses (income) to be reported outside of operating profit. Net non-service expenses (income) are now reported in Interest and other (income), net. The three and nine months ended 2017 net non-service pension expenses (income) have been reclassified to conform with the current presentation.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2018	2017
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$3,792.3	$3,621.9
Trade and other receivables, net	1,608.6	1,127.9
Inventories, net	1,292.0	928.4
Property, plant and equipment, net	2,443.6	2,464.4
Equipment on operating leases and other, net	1,878.9	2,095.3
Financial Services Assets	14,088.0	13,202.3

	$25,103.4	$23,440.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$5,119.8	$5,270.4
Financial Services Liabilities	10,812.6	10,119.3
STOCKHOLDERS' EQUITY	9,171.0	8,050.5

	$25,103.4	$23,440.2

Common Shares Outstanding	349.8	351.8

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30,	2018	2017
OPERATING ACTIVITIES:
Net income	$1,617.0	$1,086.0
Depreciation and amortization:
Property, plant and equipment	255.6	235.4
Equipment on operating leases and other	538.8	578.9
Net change in trade receivables, inventory and payables	(234.5)	(73.6)
Net increase in wholesale receivables on new trucks	(375.0)	(316.3)
All other operating activities, net	125.3	312.1

Net Cash Provided by Operating Activities	1,927.2	1,822.5

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(334.5)	(295.9)
Acquisitions of equipment for operating leases	(1,078.4)	(1,047.8)
Net increase in financial services receivables	(695.6)	(118.0)
Net decrease (increase) in marketable debt securities	343.2	(34.8)
Proceeds from asset disposals and other	488.8	357.0

Net Cash Used in Investing Activities	(1,276.5)	(1,139.5)

FINANCING ACTIVITIES:
Payments of cash dividends	(706.6)	(470.4)
Purchases of treasury stock	(153.2)
Proceeds from stock compensation transactions	13.2	28.2
Net increase in debt	782.9	72.9

Net Cash Used in Financing Activities	(63.7)	(369.3)
Effect of exchange rate changes on cash	(37.7)	83.9

Net Increase in Cash and Cash Equivalents	549.3	397.6
Cash and cash equivalents at beginning of period	2,364.7	1,915.7

Cash and cash equivalents at end of period	$2,914.0	$2,313.3

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Sales and Revenues:
Truck	$4,429.4	$3,867.4	$13,250.2	$10,551.1
Parts	960.1	840.0	2,868.0	2,449.8
Financial Services	339.9	328.2	1,010.1	936.7
Other	27.4	24.1	87.7	64.2

	$5,756.8	$5,059.7	$17,216.0	$14,001.8

Pretax Profit:
Truck	$391.0	$346.7	$1,220.2	$890.6
Parts	188.5	151.8	574.8	453.8
Financial Services	78.8	70.6	218.7	189.8
Investment Income and Other	10.5	12.7	44.1	34.8

	$668.8	$581.8	$2,057.8	$1,569.0

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
United States and Canada	$3,844.3	$3,205.7	$10,945.1	$8,652.8
Europe	1,259.5	1,236.7	4,346.1	3,693.6
Other	653.0	617.3	1,924.8	1,655.4

	$5,756.8	$5,059.7	$17,216.0	$14,001.8

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
United States and Canada	28,400	23,300	78,500	61,500
Europe	14,300	12,400	45,800	40,500
Other	5,100	4,500	14,400	12,600
	-	-	-	-
	47,800	40,200	138,700	114,600